                                                                   EXHIBIT 12.1

                       TCI SATELLITE ENTERTAINMENT, INC.
              CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   (AMOUNTS IN THOUSANDS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

                                           YEARS ENDED DECEMBER 31,
                                    -------------------------------------------
                                      1996      1995     1994     1993    1992
                                    ---------  -------  -------  ------  ------
Loss before income taxes..........  $(185,941) (69,365) (20,560) (7,339) (4,818)
Add:
Interest on debt..................     10,498    9,888    3,374     --      --
Interest portion of rentals.......        698      419        8     --      --
                                    ---------  -------  -------  ------  ------
Loss before deducting fixed
 charges..........................  $(174,745) (59,058) (17,178) (7,339) (4,818)
                                    =========  =======  =======  ======  ======
Fixed charges:
Interest on debt..................         77
Interest expense from TCI
 Satellite Entertainment, Inc. ...      1,946      --       --      --      --
Less than 50%-owned affiliates
 with debt for which TCI Satellite
 Entertainment, Inc. is
 contingently obligated (1).......      8,475    9,888    3,374     --      --
                                    ---------  -------  -------  ------  ------
                                       10,498    9,888    3,374     --      --
Interest portion of rentals.......        698      419        8     --      --
                                    ---------  -------  -------  ------  ------
Total fixed charges...............  $  11,196   10,307    3,382     --      --
                                    =========  =======  =======  ======  ======
Ratio of earnings to fixed
 charges..........................        --       --       --      --      --
                                    =========  =======  =======  ======  ======
Deficiency........................  $(185,941) (69,365) (20,560) (7,339) (4,818)
                                    =========  =======  =======  ======  ======
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(1) TCI Satellite Entertainment, Inc. has agreed to reimburse TCI UA 1, Inc., an indirect consolidated subsidiary of TCI Communications, Inc., for any amounts drawn under an irrevocable transferrable letter of credit issued for the account of TCI UA 1, Inc., which supports a credit facility of a less than 50%-owned affiliate of TCI Satellite Entertainment, Inc. Fixed charges related to such agreement of $8,475,000, $9,888,000 and $3,374,000 for the years ended December 31, 1996, 1995 and 1994, respectively, have been included in fixed charges.